Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent (i) to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Valley National Bancorp for the registration of (1) 300,000 shares of Valley National Bancorp’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, having a liquidation preference of $1,000 per share, (2) a ten-year warrant to purchase 2,297,090 shares of Valley National Bancorp’s Common Stock, no par value, and (3) 2,297,090 shares of Valley National Bancorp’s Common Stock, no par value, issuable upon exercise of the warrant, and (ii) to the incorporation by reference therein of our reports dated February 26, 2008, with respect to the consolidated financial statements of Valley National Bancorp and the effectiveness of internal control over financial reporting of Valley National Bancorp, included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
December 5, 2008